As filed with the Securities and Exchange Commission on April 3, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IDT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	22-3415036
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 Broad Street

Newark, NJ 07102

(973) 438-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Courter

Chief Executive Officer

IDT Corporation

520 Broad Street

Newark, NJ 07102

(973) 438-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joyce J. Mason, Esq.

General Counsel

IDT Corporation

520 Broad Street

Newark, NJ 07102

(973) 438-1000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.      ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Class B Common Stock, par value $.01 per share	2,078,783	$14.535	$30,215,110.91	$2,444.40

(1)	Determined solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant’s Class B common stock as reported on the New York Stock Exchange on March 27, 2003. Because the Class B Common Stock may be offered from time to time by the selling stockholders described herein, the Registrant does not know the actual price or prices at which the Class B Common Stock may be offered.

The Registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on the date the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 3, 2003.

The information in this prospectus is not complete and may be changed. We have filed a registration statement relating to these securities with the Securities and Exchange Commission. The selling stockholders may not sell these securities nor may they accept offers to buy these securities prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

2,078,783 Shares

IDT Corporation

Class B Common Stock

This prospectus covers 2,078,783 shares of IDT Corporation’s Class B common stock which the selling stockholders identified in this prospectus under “Selling Stockholders” (or donees, pledgees, transferees or other successors-in-interest of selling stockholders who receive shares after the date of this prospectus from selling stockholders as a gift, pledge or other non-sale transfer) may offer and sell from time to time. The shares of Class B common stock covered by this prospectus include: (i) 990,267 shares issued as part of the purchase price for our December 2001 acquisition, through our then 95% owned subsidiary, Winstar Holdings, LLC, of the core domestic telecommunications assets of Winstar Communications, Inc. and certain of its subsidiaries; (ii) 792,079 shares issued pursuant to our April 2002 acquisition of the 5% of Winstar Holdings, LLC which we did not already own; (iii) 262,992 shares issued as part of the purchase price for our March 2002 acquisition, through a subsidiary, of Beltway Communications Corp., which operates WMET 1150AM; and (iv) 33,445 shares issued to a consultant pursuant to a compensation arrangement authorized by our Board of Directors. Under the terms of the foregoing issuances, as the case may be, we agreed that, among other things, we would file a registration statement covering the resale of the shares of Class B common stock owned by the selling stockholders.

The selling stockholders may sell their shares, directly or through broker-dealers or underwriters, on the New York Stock Exchange, in the over-the-counter market, in any securities exchange or market in which our Class B common stock may in the future be traded, in privately negotiated transactions or otherwise. Sales may be made at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. See “Plan of Distribution” on page 5.

The selling stockholders will receive all of the net proceeds from sales of their shares and will pay all brokerage commissions and similar selling expenses, if any. We will not receive any proceeds from sales of the shares by the selling stockholders. We will be responsible for paying certain other expenses relating to the registration of the shares.

Our Class B common stock currently trades on the New York Stock Exchange under the symbol “IDT.” The last sales price of our Class B common stock on the New York Stock Exchange on April 2, 2003 was $15.09.

Investing in our Class B common stock involves risks which are described under “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April     , 2003.

As used in this prospectus, unless the context otherwise requires, the terms “the Company,” “IDT,” “us,” “we,” and “our” refer to IDT Corporation, a Delaware corporation, its predecessor, International Discount Telecommunications, Corp., a New York corporation, and their subsidiaries, collectively. All information in this prospectus gives effect to the 1995 reincorporation of the Company in Delaware. Our fiscal year ends on July 31 of each calendar year. Each reference to a fiscal year in this prospectus refers to the fiscal year ending in the calendar year indicated (e.g., Fiscal 2002 refers to the fiscal year ended July 31, 2002).

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that contain the words “believes,” “anticipates,” “expects,” “plans,” “intends,” “foresees” and similar words and phrases. Actual results could differ from those projected in any forward-looking statements. Forward-looking statements are based on management’s current views and assumptions and involve known and unknown risks that could cause actual results, performance or events to differ materially from those expressed or implied in those statements. These risks include, but are not limited to, the risks that are described under “Risk Factors” beginning on page 2. The forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth or incorporated herein from our reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, including our reports on Forms 10-K, 10-Q and 8-K.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3 under the Securities Act of 1933 with respect to our Class B common stock covered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information with respect to us and our Class B common stock, you should review the registration statement, including the exhibits to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement, as well as the periodic reports and other information we have filed with the SEC, may be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like IDT, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about IDT at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you about us by referring you to those documents. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering is terminated:

•	our Annual Report filed on Form 10-K for Fiscal 2002, filed on October 29, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended January 31, 2003, filed on March 14, 2003;

•	our Quarterly Report on Form 10-Q for the quarter ended October 31, 2002, filed on December 16, 2002;

•	our Proxy Statement on Schedule 14A for the 2002 Annual Meeting of Stockholders of IDT Corporation, filed on November 5, 2002;

•	our Current Report on Form 8-K, filed on January 10, 2003;

•	our Current Report on Form 8-K, filed on October 29, 2002; and

•	our Information Statement on Schedule 14C, which contains the description of our Class B common stock, filed on June 12, 2000.

You may request a copy of these filings or any filings subsequently incorporated by reference into this prospectus at no cost, by writing or telephoning Joyce J. Mason, Esq., our General Counsel, at: IDT Corporation, 520 Broad Street, Newark, NJ 07102. Our main telephone number is (973) 438-1000.

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THE COMPANY

IDT Corporation is a facilities-based, multinational carrier that provides services and products to retail and wholesale customers worldwide, including prepaid debit and rechargeable calling cards, wholesale carrier services and consumer long distance services.

We deliver our telecommunications services over a network consisting of more than 190 switches in the United States, Europe and South America, including nine international “gateway” switches. We also own and lease capacity on 14 undersea fiber-optic cables that connect our U.S. facilities with our international facilities and with third-party facilities in Europe, Latin America and Asia.

We operate our business primarily through the following four subsidiaries:

•	IDT Telecom, Inc. IDT Telecom, Inc. (“IDT Telecom”) operates our principal telecommunications operations. We own 95.2% of IDT Telecom’s common stock, with Liberty Media Corporation (“Liberty Media”) holding the remaining 4.8%. IDT Telecom provides both retail and wholesale telecommunications services. Retail services include prepaid debit and rechargeable calling cards, private label calling cards and consumer long distance services. Wholesale services consist of our carrier services for other telecommunications companies, or “carrier’s carrier” services. As of January 31, 2003, we provided consumer long distance services to approximately 600,000 individuals and business customers located in the United States. In addition, as of January 31, 2003, we had approximately 214 wholesale carrier customers located in the United States and Europe.

•	Winstar Holdings, LLC. Winstar Holdings, LLC (“Winstar”), our wholly-owned subsidiary, is a broadband and telephony services provider to commercial and governmental customers that offers a cost-effective “last mile” (the connection between a telecommunications switch and the end user) telecommunications solution through its fixed-wireless and fiber infrastructure, including local and long distance phone services, high speed Internet and data communications, wide-area-network, or WAN, solutions, co-location, mobile network infrastructure and web hosting. In December 2002, we announced that the services offered by Winstar would begin to be offered under the name “IDT Solutions.”

•	IDT Media, Inc. IDT Media, Inc. (“IDT Media”), our wholly-owned subsidiary, operates several media and entertainment-related businesses, most of which are currently in the early stages of development, including the Talk America Radio Network, our WMET 1150 AM radio station, Digital Production Solutions and CTM Brochure Display. IDT Media comprises five business lines: radio, 3-D animation, brochure distribution, video to desktop delivery and call center services.

•	Net2Phone, Inc. Net2Phone, Inc. (“Net2Phone”), which we reconsolidated effective August 1, 2002, provides voice over Internet protocol, or VoIP, telephony products and services primarily to resellers and other carriers. In October, 2001, we formed a limited liability company, or LLC, with Liberty Media and AT&T Corporation (“AT&T”), which, through a series of transactions among us, Liberty Media and AT&T, holds an aggregate ownership interest of approximately 48% of the outstanding capital stock and approximately 65% of the shareholder voting power in Net2Phone. As a result of a recent transaction, AT&T is no longer a member of the LLC. IDT continues to hold the controlling membership interest in the LLC and is the managing member of the LLC. As of January 31, 2003, IDT’s effective equity investment in Net2Phone (through the LLC) was 18.8%.

We were incorporated in New York in 1990 as “International Discount Telecommunications Corp.” We were renamed IDT Corporation and reincorporated in Delaware in December 1995. Our main offices are located at 520 Broad Street, Newark, New Jersey 07102. Our headquarters telephone number is (973) 438-1000 and our Internet address is www.idt.net. Information contained on our Web site is not intended to be a part of this prospectus and is not incorporated into this prospectus.

RISK FACTORS

Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The trading price of our Class B common stock could decline due to any of these risks, and you may lose all or part of your investment. You should carefully consider these risks before investing in shares of our Class B common stock. The risks described below are not the only ones that we face. You should also refer to the other information contained in this prospectus, as well as the information and financial statements incorporated by reference in this prospectus from our other SEC filings, especially the regulatory, legal proceedings and intellectual property sections contained in our Annual Report on Form 10-K for Fiscal 2002 (as such sections may be amended, supplemented or superseded in subsequent SEC filings). In addition, we may face other risks not currently known to us or that we currently deem immaterial.

Each of our telecommunications business lines is highly sensitive to declining prices, which may adversely affect our revenues and margins.

The worldwide telecommunications industry has been characterized in recent years by intense price competition, which has resulted in a significant decline in both our average per-minute price realizations and our average per-minute termination costs. The lower price environment has led some of our competitors to de-emphasize their retail services and/or wholesale carrier operations in order to focus on higher margin telecommunications businesses. In addition, many of our competitors in both of these market segments have ceased operations altogether. This has helped us gain some market share, particularly in the retail calling card business. However, in both the retail telecommunications services and wholesale carrier businesses, our remaining competitors, although fewer in number, have continued to aggressively price their services. This has led to continued erosion in pricing power, both in our retail and wholesale markets, and we have generally had to pass along our per-minute cost savings to our customers, in the form of lower prices. Therefore, although our telecommunications minutes of use have been increasing strongly, our telecommunications revenues have increased at a much slower rate. If this trend continues or increases, it could have a material adverse effect on the revenues and margins generated by our telecommunications business lines.

Because our retail telecommunications services, particularly our prepaid calling cards, generate the bulk of our revenue, our growth is substantially dependent upon continuing growth in that area.

During Fiscal 2002, prepaid calling cards accounted for 70.5% of our IDT Telecom division’s total consolidated revenues, and we sold more than 198 million prepaid calling cards, a 57% increase from 127 million calling cards sold in Fiscal 2001. However, we compete in the prepaid calling card market with many of the established facilities-based carriers, such as AT&T, Worldcom Inc.’s MCI unit (“MCI”) and Sprint Corporation (“Sprint”). These companies are substantially larger and have greater technical, engineering, personnel and marketing resources, longer operating histories, greater name recognition and larger customer bases than we do. The resources of these competitors could significantly impact our ability to compete successfully.

We may not be able to obtain sufficient or cost-effective termination capacity to particular destinations.

Minutes of use from our telecommunications operations grew to 11.3 billion minutes in Fiscal 2002, an increase from 7.0 billion minutes in Fiscal 2001 and 4.2 billion minutes in Fiscal 2000. In order to keep pace with our growth of minutes of use, we may need to obtain additional termination capacity. We may not be able to obtain sufficient termination capacity to particular destinations or may have to pay significant amounts to obtain such capacity. This could result in our not being able to sustain growth in minutes of use or in higher costs per minute to particular destinations, which could adversely affect our revenues and margins.

Our customers, particularly our wholesale carrier customers, could experience financial difficulties which could adversely affect our revenues and profitability if we experience difficulties in collecting our receivables.

As a wholesale provider of international long distance services, we depend upon traffic from other long distance providers, and the collection of receivables from these customers. If we experience difficulties in the collection of our accounts receivable from our major customers, particularly our wholesale carrier customers, our revenues may be substantially reduced. While our most significant customers vary from quarter to quarter, our five largest wholesale carrier customers accounted for 15.2% of revenues in Fiscal 2002 and 12.7% of revenues in Fiscal 2001. This concentration of revenues increases the risk of non-payment by customers, and we may experience significant write-offs related to the provision of wholesale carrier services if any of our large customers fail to pay their outstanding balances. This risk has, in general, become more acute for us in recent quarters as several of our customers have declared bankruptcy or are facing financial difficulties, and now pose increased credit risks.

The termination of our carrier agreements with foreign partners or our inability to enter into carrier agreements in the future could materially and adversely affect our ability to compete in foreign countries, which could reduce our revenues and profits.

We rely upon our carrier agreements with foreign partners in order to provide our telecommunication services to our customers. Our ability to compete in foreign countries would be adversely affected if our carrier agreements with foreign partners were terminated or we were unable to enter into carrier agreements in the future to provide our telecommunications services to our customers, which could result in a reduction of our revenues and profits.

Our revenues and our growth will suffer if our distributors and sales representatives, particularly Union Telecard Alliance, LLC, fail to effectively market and distribute our prepaid calling card products and other services.

We rely on our distributors and representatives for marketing and distribution of our prepaid calling card products and other services. We hold a 51% ownership interest in Union Telecard Alliance, LLC, or UTA, which utilizes a network of more than 1,000 sub-distributors in the United States to distribute our prepaid calling cards. In foreign countries, we are dependent upon our distributors and independent sales representatives, many of which also sell services or products of other companies. As a result, we cannot control whether these foreign distributors and sales representatives will devote sufficient efforts to selling our services. In addition, we may not succeed in finding capable retailers and sales representatives in new markets which we may enter. If our distributors or sales representatives fail to effectively market or distribute our prepaid calling card products and other services, our ability to generate revenues and grow our customer base could be substantially impaired.

Increased competition in the long distance market, particularly from the regional bell operating companies (“RBOCs”), could limit or reverse our growth in that area.

We offer consumer long distance service to residential and business subscribers in the United States. The U.S. consumer long distance industry is characterized by numerous entities competing for a relatively static number of customers, leading to a high churn rate because customers frequently change long distance providers in response to offers of lower rates or promotional incentives. Our primary competitors in the long distance market include major long distance carriers such as AT&T, MCI and Sprint. In addition, the Telecommunications Act of 1996 also allows the RBOCs, once certain thresholds are satisfied, to enter the long distance market within their own local service regions, and several (including Verizon Communications (“Verizon”) and SBC Communications, Inc. (“SBC”)) have already received Federal Communications Commission, or FCC, authorization to provide in-region long distance service in certain states. Additional RBOC applications will likely be approved in the future. We believe that low rates, simple pricing plans, straight-forward bills and quality customer service are critical competitive factors in providing long distance telephone service. However, many service providers, most notably the RBOCs such as Verizon and SBC, offer packages of local service and information services together with their long distance services. For the foreseeable future, we expect the RBOCs and other incumbent local exchange carriers, or ILECs, to increase their share of the consumer long distance service market. We also expect the ILECs to use their existing dominant position in the local exchange market to maintain an advantage over competitors that offer similar bundled packages of local, long distance and information services to subscribers. This competition could limit or reverse our growth in the long distance market.

Winstar relies on technology that has not gained widespread acceptance and it has not been established that Winstar can effectively compete against the RBOCs or other competitive local exchange carriers (“CLECs”).

Since our acquisition of the Winstar assets in December 2001, Winstar has experienced working capital deficits. Although we have restructured Winstar’s operations by undertaking significant cost saving measures, including downsizing the Winstar network and significantly reducing headcount, aimed at reducing the working capital deficit, we expect Winstar to continue to generate operating losses and to require funding for its capital expenditure needs for the foreseeable future. At the same time, we expect Winstar to continue to reduce its operating losses throughout the remainder of Fiscal 2003, aided by a combination of increased revenues and improved cost controls. In order to achieve these goals, Winstar will need to become more competitive.

Competition in the local telephony industry is intense, and Winstar’s main competitors fall into two categories: RBOCs and CLECs. Winstar’s services are relatively new, are not widely used, and it competes with a wide variety of alternative communications solutions. Although Winstar uses various fixed wireless and fiber network technologies to deliver its broadband and telephony services, Winstar’s use of fixed wireless services to provide last-mile connectivity differentiates it from the vast majority of its competitors. Competing against the RBOCs is extremely challenging. The four remaining RBOCs (BellSouth Corp., SBC, Qwest Communications International Inc. and Verizon) continue to enjoy a virtual monopoly as the ILEC in their respective territories because they have (i) longstanding relationships with their customers; (ii) financial, technical and marketing resources substantially greater than we do; and (iii) the benefit of existing regulations that favor them over us in certain respects.

Winstar’ fixed wireless and fiber network services may not achieve wide market acceptance relative to the alternative technologies used by its competitors to provide last-mile broadband communications services. These include:

•	digital subscriber line, or DSL, technology which allows for high-speed transmissions over traditional copper lines;

•	cable television lines, many of which are being converted for use as a two-way communications medium;

•	fiber-optic lines; and

•	satellite-based and other wireless systems.

The failure of Winstar’s fixed wireless services to gain wide market acceptance relative to the technologies described above, or other technologies, may render it unable to meet our operational and financial objectives and may have an adverse effect on our revenues and profitability.

Federal, state, local and international government regulations may reduce our ability to provide services or make our business less profitable.

As a multinational enterprise, we are subject to varying degrees of regulation by federal, state, local and foreign regulators. The implementation, modification, interpretation and enforcement of these laws and regulations vary and can limit our ability to provide many of our services. Our ability to compete in our target markets depends, in part, upon favorable regulatory conditions and the favorable interpretations of existing laws and regulations. In addition, the applicability and implementation of certain fees, taxes and surcharges to our business could lead to increased costs of operations and make our business less profitable.

We may become subject to increased price competition from other carriers due to federal regulatory changes in determining international settlement rates.

Revenues from international service reflect payments under agreements between us and foreign telecommunications administrations or private carriers, which are influenced by the guidelines of the international tariff and trade regulations and cover virtually all international calls to and from the United States. Various factors, including declining settlement rates, could affect the amount of net settlement payments from carriers to us in future years. These include increases in the proportion of outgoing as opposed to incoming calls. Federal regulatory changes in determining international settlement rates may adversely affect our revenues.

IDT is controlled by its principal stockholder, which limits the ability of other stockholders to affect the management of IDT.

Howard S. Jonas, our Chairman of the Board and founder, is the beneficial owner of 9,816,988 shares of our Class A common stock and 9,152,548 shares of our Class B common stock representing 56% of the combined voting power of our outstanding capital stock, as of March 13, 2003. Mr. Jonas is able to control matters requiring approval by our stockholders, including the election of all of the directors and the approval of significant corporate matters, including any merger, consolidation or sale of all or substantially all of our assets. As a result, the ability of any of our stockholders to influence the management of our company is limited.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Class B common stock by the selling stockholders. All net proceeds from the sale of Class B common stock will go to the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth information about the beneficial ownership of each selling stockholder as to:

•	the number of shares of Class B common stock that are beneficially held by each selling stockholder and

•	the maximum number of shares that may be offered by each selling stockholder in this prospectus.

We cannot estimate the number of shares of Class B common stock that will be beneficially owned by the selling stockholders after completion of this offering because the selling stockholders may offer all, some or none of the shares of our Class B common stock beneficially owned by them prior to this offering, and may subsequently acquire beneficial ownership of other shares.

The information included below is based upon information provided by the selling stockholders on the dates indicated in the footnotes. Except as indicated in the footnotes, none of the selling stockholders has had any position, office or other material relationship with us or our predecessors or affiliates within the past three years.

NAME OF SELLING STOCKHOLDER	SHARES BENEFICIALLY OWNED PRIOR TO THE OFFERING	PERCENTAGE OF OUTSTANDING SHARES OF CLASS B COMMON STOCK	NUMBER OF SHARES OFFERED HEREBY
WCI Capital Corp. (1)	1,782,346	3.27%	1,782,346
Sondra Linden (2)	262,992	*	262,992
Liore Alroy (3)(4)	33,445	*	33,445

*	Represents beneficial ownership of less than one percent.

(1)	Based on information provided on March 24, 2003.
(2)	Based on information provided on March 21, 2003.
(3)	Since August 1, 2001, Mr. Alroy has rendered strategic advisory services to us as an outside consultant.
(4)	Based on information provided on March 26, 2003.

PLAN OF DISTRIBUTION

We are registering the shares offered hereby on behalf of the selling stockholders. As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or other non-sale related transfer. Sales of the shares offered hereby may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange, in the over-the-counter market, in any securities exchange or market in which our Class B common stock may in the future be traded, in privately negotiated transactions, through put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby, or a combination of these methods of sale, at market prices prevailing at the time of sale or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares offered hereby by the selling stockholders.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares offered hereby or of securities convertible into or exchangeable for such shares in the course of hedging positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling stockholders may effect these transactions by selling the shares offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares offered hereby for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders will be responsible for payment of any brokerage commissions and similar selling expenses, as well as the fees and expenses of their counsel. We will pay any printing costs, SEC filing fees and other fees, disbursements and out-of-pocket expenses and costs incurred by us in connection with the preparation and filing of the registration statement of which this prospectus is a part and in complying with all applicable securities laws.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares offered hereby sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify certain selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

Because a selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to their sales in the market.

A selling stockholder also may resell all or a portion of the shares offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

Upon our being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the names of the selling stockholder(s) and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

In addition, upon our being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus.

VALIDITY OF SHARES

The validity of our Class B common stock offered hereby will be passed upon for IDT Corporation by its General Counsel, Joyce J. Mason, Esq. Ms. Mason is Senior Vice President, General Counsel, Secretary and a director of the Company and is the beneficial owner of 190,118 shares of Common Stock and 224,170 shares of Class B Common Stock, including 4,640 shares of Common Stock and 12,165 shares of Class B Common Stock held by members of her immediate family and 173,950 shares of Common Stock and 198,950 shares of Class B Common Stock issuable upon the exercise of employee stock options exercisable within 60 days of April 1, 2003.

EXPERTS

The consolidated financial statements and schedule appearing in our Annual Report on Form 10-K for Fiscal 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus. We have not authorized anyone else to provide you with different or additional information. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class B common stock.

2,078,783 Shares

IDT Corporation

Class B Common Stock

PROSPECTUS

April     , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses payable by the Registrant in connection with the issuance and distribution of the Class B common stock offered by the selling stockholders hereby (which do not include brokerage commissions and similar selling expenses, which are payable by the selling stockholders). All amounts are estimated except for the SEC registration fee.

Securities and Exchange Commission Registration Fee	$2,444
Legal Fees and Expenses	$25,000
Accounting Fees and Expenses	$6,000
Printing Fees	$2,000
Miscellaneous	$3,000

Total	$38,444

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify the person serving in that capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or other court shall deem proper. The statute provides that the provisions regarding indemnification and advancement of expenses under Section 145 of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, stockholders’ or disinterested directors’ vote or otherwise.

As permitted by Section 102(b)(7) of the DGCL, our certificate of incorporation includes a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we shall indemnify our directors and officers, and, to the extent our board at any time authorizes, employees or agents, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any officer or director or other person entitled to indemnification in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by us in advance of the final disposition of the action or proceeding, provided that we receive an undertaking by or on behalf of the officer or director or other person to repay the amount if and to the extent that it is ultimately determined by final judicial decision from which there is no further right of appeal that the officer or director or other person is not entitled to indemnification.

The Registrant maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 16.    EXHIBITS

The exhibits to this Registration Statement are listed in the Exhibit Index on page II-7.

ITEM 17.    UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relation to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, as of April 3, 2003.

IDT CORPORATION

By:	/S/ JAMES A. COURTER
James A. Courter
Vice Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James A. Courter and Stephen R. Brown, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for each such person and in such person’s name, in any and all capacities, (A) to sign all amendments (including pre-effective and post-effective amendments) to this Registration Statement on Form S-3 and any additional registration statements pursuant to Rule 462; (B) to file such amendments and additional registration statements with all exhibits and other related documents with the Securities and Exchange Commission; and (C) to perform every act necessary in connection with (A) or (B), granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated as of April 3, 2003.

/S/ HOWARD S. JONAS
Howard S. Jonas Chairman of the Board and Director

/S/ JAMES A. COURTER
James A. Courter Vice Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/S/ STEPHEN R. BROWN
Stephen R. Brown Chief Financial Officer, Treasurer and Director
(Principal Financial Officer)

/S/ MARCELO FISCHER
Marcelo Fischer
Chief Accounting Officer and Controller
(Principal Accounting Officer)

/S/ MICHAEL FISCHBERGER
Michael Fischberger Director

/S/ JOYCE J. MASON
Joyce J. Mason Director

/S/ MARC E. KNOLLER
Marc E. Knoller Director

/S/ MOSHE KAGANOFF
Moshe Kaganoff Director

/S/ J. WARREN BLAKER
J. Warren Blaker Director

/S/ RUDY BOSCHWITZ
Rudy Boschwitz Director

/S/ SAUL K. FENSTER
Saul K. Fenster Director

/S/ JACK F. KEMP
Jack F. Kemp Director

/S/ MICHAEL J. LEVIT
Michael J. Levit Director

/S/ MARC J. OPPENHEIMER
Marc J. Oppenheimer Director

/S/ WILLIAM ARTHUR OWENS
William Arthur Owens Director

/S/ PAUL REICHMANN
Paul Reichmann Director

/S/ WILLIAM F. WELD
William F. Weld Director

EXHIBIT INDEX

Exhibit Number	Description of Document	Location

5.1	Opinion of Joyce J. Mason, Esq. regarding legality	Filed herewith

23.1	Consent of Ernst & Young	Filed herewith

23.2	Consent of Joyce J. Mason, Esq.	Included in Exhibit 5.1

24	Power of Attorney	Included on signature page of this registration statement